Exhibit 23.1

U.S. Dry Cleaning Services Corporation

Newport Beach, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated September 2, 2014, relating to the financial statements of U.S. Dry Cleaning Services Corporation, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Los Angeles, California

September 2, 2014